Exhibit 10.1


                             A.M.S. Marketing, Inc.
                           7040 W. Palmetto Park Road
                              Building 4, Suite 572
                            Boca Raton, Florida 33433


                                                 April 2, 2001


IPlatform, Inc.
100 Front Street East, 4th Fl.
Toronto, Ontario
Canada  M5V 1E1


         Re:   Proposed Merger
               ---------------

Gentlemen:

         This letter confirms our mutual intent concerning the merger of IPlatform, Inc., a Delaware corporation ("IPI"), with and into A.M.S. Marketing, Inc., a Delaware corporation ("AMS") with a capital structure of 20,000,000 shares of authorized common stock, par value $.001 per share, of which 4,588,900 shares are issued and outstanding as of the date hereof, pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "Merger"). Upon execution of this letter by you, we expect that the parties would immediately commence good faith negotiations with the objective of executing a definitive agreement and plan of merger (the "Agreement").

         1.       The parties to the Agreement would be IPI and AMS.

         2. The Agreement is expected to provide, among other things, that:

                  (a) IPI shall be merged with and into AMS, with AMS as the survivor of the Merger. Following the Merger, AMS will change its name to I Platform, Inc. (AMS, following the Merger and such name change, herein the "Survivor").

                  (b) The Merger shall be structured as a tax free reorganization pursuant to the applicable sections of the Internal Revenue Code of 1986, as amended (the "Code").

                  (c) The Survivor shall amend its Articles of Incorporation to increase its authorized shares of common stock to 100,000,000 shares, $.001 par value per share.

                  (d) The Agreement shall provide that the Merger Shares (as hereinafter defined) shall be issued to the stockholders of IPI, on a share for share basis. As used herein, "Merger Shares" shall mean that number of shares of AMS common stock equal to the sum of (i) 8,233,333, representing the total number of shares of IPI common stock, par value $.001 per share (the "IPI Common Stock"), issued and outstanding on the date hereof, plus (ii) that number of Exchangeable Shares (as hereinafter defined) that are exchanged, on a share for share basis, into shares of IPI Common Stock on or prior to the Merger. AMS shall reserve for issuance, such number of its authorized but unissued shares of common stock as may be required to be issued upon exchange of any outstanding shares of Exchangeable Shares following the Merger. As of the date hereof, there are 4,666,667 Exchangeable Shares issued and outstanding. As used herein, "Exchangeable Shares" shall mean the
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         non-voting common shares of IPI's wholly owned subsidiary, IPlatform
         Canada Inc., a corporation formed under the laws of the Province of Ontario ("IP Canada) issued in connection with the acquisition by IP Canada of all of the issued and outstanding capital stock of RammGramph Limited, a corporation formed under the laws of the Province of Ontario ("RLtd."), and RammGraph Inc., a corporation formed under the laws of Arizona ("RInc."), which shares are by their terms exchangeable, on a share for share basis, into shares of IPIC Common Stock.

                  (e) The Merger Shares and the shares of AMS common stock issuable in exchange for the Exchange Shares shall be registered with the Securities and Exchange Commission (the "SEC") pursuant to a Form S-4 Registration Statement, and such Registration Statement shall be declared effective by the SEC prior to the closing of the Agreement.

                  (f) Upon the effectiveness of the Registration Statement, a proxy statement or information statement shall be mailed to the stockholders of AMS and IPI, and the stockholders of both corporations must approve the Merger.

                  (g) Prior to or upon completion of the Merger, as required by Securities Exchange Act Rule 15c2-11, AMS shall file Form 211 with the National Association of Securities Dealers, Inc. in order to initiate trading of AMS's common stock on the OTC Bulletin Board.

                  (h) The Bylaws of AMS shall remain the bylaws of the Survivor.

         3. Prior to the closing of the Merger, the parties shall conduct their respective "due diligence" investigations, during which the parties agree to produce to the other, subject to the terms of customary confidentiality covenants, all reasonably requested information, including, without limitation, the following:

                  (a) The parties' respective audited financial statements for the periods ended December 31, 2000 and 1999, prepared in accordance with United States GAAP (including with respect to IPI, its consolidated financial statements reflecting the results of operations of IPI's subsidiaries, IP Canada, RLtd., RInc., and 3668703 Canada Inc., a corporation formed under the laws of Canada ("3668703"; together with IP Canada, Rltd., RInc., the "Subsidiaries";

                  (b) IPI's reviewed interim financial statements for the quarterly periods ended March 31, 2001 and March 31, 2000, prepared in accordance with United States GAAP except as otherwise noted therein;

                  (c) AMS's Form 10-KSB for the fiscal year ended December 31, 2000;

                  (d) AMS's Form 10-QSB for the quarterly period ended March 31, 2001;

                  (e) The parties' respective tax returns filed with all jurisdictions for fiscal years 2000 and 1999 (if applicable);

                  (f) Certificates of Good Standing of each of AMS, IPI, and the Subsidiaries from the jurisdiction in which each was incorporated and from such other jurisdictions where each is qualified to do business; and each party's respective certified copies of Articles of Incorporation and Bylaws and all amendments thereto;

                  (g) Such information and reports on pending or threatened litigation, claims or disputes as may be reasonably requested;

                  (h) A list of AMS's stockholders, as evidenced by the records maintained by AMS's transfer agent; and

                  (i) IPI's business plan for operations of the Survivor following the closing of the Merger.

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

                  The results of each party's due diligence investigations must be satisfactory to it, each in its sole discretion.

         4. The Agreement shall contain, among other things, the customary covenants, representations and warranties and provisions for indemnification by IPI and AMS (including those as to corporate organization, authorization and consents, ownership of assets necessary for the conduct of the businesses acquired, conflicts with other instruments, title, merchantability of inventory, disclosure, litigation, intellectual property rights, liens, leases and contracts, employment agreements and other compensation arrangements and benefits (including unfunded obligations under pension plans), the absence of undisclosed liabilities, ERISA, environmental matters, financial statements, taxes, absence of material adverse changes, etc.) shall survive the closing of the Merger to the extent the parties may agree. IPI's representations and warranties shall include, among other things, representations that it owns, directly or indirectly, 100% of the outstanding stock of each of the Subsidiaries. The Agreement shall further be conditioned upon the parties obtaining requisite consents and approvals to the Agreement, including those of lenders and governmental authorities and agencies. The directors and officers of the parties shall agree to vote any shares held by them in favor of the Merger.

         5. Neither IPI nor AMS shall, without the prior consent of the other, make any public statement, announcement or release to trade publications or to the press, or make any statements to any competitor, customer or any third party, with respect to this letter of intent or discussions and negotiations between the parties, except to the extent that AMS is advised by its counsel that a public statement is required by law and then only upon prior notice to IPI.

         6. Each party agrees that it will not, for a period of sixty (60) days following the date of this Letter of Intent:

                  (a) solicit any other party to participate in any business combination, merger, tender offer, or any transaction alternative to the Merger;

                  (b) negotiate in response to any unsolicited proposal regarding transactions of the type referred to in (a), above;

                  (c) supply any information to or for the benefit of any third party contemplating transactions of the type referred to in (a), above, other than press releases or documents required to be filed with the SEC; or

                  (d) reveal to any person (other than to its executives, directors, counsel and other business advisors and consultants on a confidential need-to-know basis) any information concerning our negotiations. Notwithstanding the foregoing, nothing shall preclude AMS from making such public disclosures as it deems necessary, based on the advice of its counsel, in order to comply with the timely public disclosure obligations arising under the federal securities laws or the rules or policies of the NASD; provided that AMS will use its best efforts to communicate to you its intention to make any such disclosure as soon as is practicable after determination to make such disclosure is made.

The provisions of this paragraph 6 (b), (c), and (d) shall not apply to AMS in the event its Board of Directors determines, following advice of counsel, that it must consider competing or alternative proposals presented to it, in order to fulfill its fiduciary duties to its stockholders. If the Board should elect to accept any such competing or alternative proposal and the closing thereof shall occur on or before the expiration of six months from the date hereof, then, upon such closing, AMS agrees to reimburse IPI for all of its out-of pocket expenses incurred in connection with the transaction contemplated hereunder (including any expenses or advances made on behalf of AMS as provided hereunder) up to a maximum of $100,000.

         7. The parties agree that until the closing of the Merger and except as otherwise contemplated herein: (a) the operations of the parties' respective businesses will be conducted only in the ordinary course; (b) the operations, books and records, and accounting and other systems of the parties will be maintained and kept on a basis consistent with current operations, books, records, and accounting and other systems; and (c) no dividends will be paid or shares of stock redeemed or cash distributed by either party.

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

         8. Each party represents and warrants to the other that it knows of no, and shall indemnify the other against any liability to, any broker, finder, consultant or other person entitled to a broker's or finder's or similar fee in connection with the transaction outlined herein.

         9. IPI will bear all expenses incurred in connection with the preparation and execution of this Letter of Intent and the Agreement. Further, the Agreement shall provide that all additional reasonable expenses of both parties, their respective counsel, accountants and other advisors, including out of pocket expenses, shall be borne entirely by IPI, including without limitation, the costs of registration, proxy statements or information statements and registration fees. In the event no Agreement is executed or if the Merger is not implemented for any reason whatsoever, including the lack of shareholder approval, IPI shall nevertheless reimburse AMS for 100% of its costs and expenses promptly upon submission of invoice therefor. Upon request, IPI shall advance reimbursement of AMS's expenses to AMS during the preparation of the Agreement, the registration statement and the other documents necessary for the implementation of the Letter of Intent. Simultaneous with the execution of this Letter of Intent, IPI will lend to AMS the sum of $25,000 which shall be used by AMI to satisfy its outstanding obligations, including the repayment of a $15,000 loan to AMS by its president and controlling shareholder, Alfred M. Schiffrin ("Schiffrin"). If for any reason the Merger does not occur as shall be provided in the Agreement, AMS agrees to repay such loan by the issuance to IPI of 25,000 restricted shares of AMS common stock in full satisfaction thereof.

         10. In the event stockholders of IPI ("Exercising IPI Stockholders") exercise appraisal rights as provided for under Section 262 of the General Corporation Law of the State of Delaware ("Appraisal Rights"), and in the event the Exercising IPI Stockholders hold not less than ten percent (10%) of the issued and outstanding shares of IPI immediately prior to the closing of the Merger, either party shall be entitled to terminate the Agreement. In the event stockholders of AMS ("Exercising AMS Stockholders") exercise Appraisal Rights, and in the event the Exercising AMS Stockholders hold not less than ten percent (10%) of the issued and outstanding shares of AMS immediately prior to the closing of the Merger, either party shall be entitled to terminate the Agreement. In calculating the percentage holdings of the Exercising AMS Stockholders, the Merger Shares shall not be considered to be issued and outstanding.

         11. This letter sets forth the terms of our preliminary discussions but it is not to be a binding or enforceable agreement, but as a statement of the terms of the proposed transaction to be negotiated between the parties. The parties will be legally bound only by a definitive Agreement, executed and delivered by each of them (and such other related agreements as may be necessary or appropriate to carry out the intent expressed herein) containing, among others, the terms outlined above. This Letter of Intent shall terminate upon the earlier of (a) the execution and delivery of the Agreement
(b) sixty (60) days from the date hereof unless extended in writing by an agreement signed by both parties hereto. Notwithstanding the foregoing, the parties expressly agree that the respective obligations of the parties under paragraphs 5, 6, 8 and 9 shall be binding upon them, respectively and the respective obligations of the parties under paragraphs 5, 6, 8 and 9 shall survive the termination of this Letter of Intent.

         12. This Letter of Intent is not to be relied upon by or deemed to be for the benefit of any third party.

         13. Simultaneous with the execution of this Letter of Intent, IPI and Schiffrin are entering into an agreement pursuant to which Schiffrin has agreed to sell to IPI, and IPI has agreed to purchase from Schiffrin, upon consummation of the Merger, an aggregate of 3,800,000 shares of AMS's common stock owned of record and beneficially by Schiffrin on the terms and conditions set forth therein.

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

         If this letter of intent correctly states our current intentions, please sign one of the enclosed counterparts and return it to the undersigned. This letter may be signed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                       Very truly yours,

                                       A.M.S. Marketing, Inc.



                                       By: /s/ ALFRED M. SCHIFFRIN
                                           ------------------------------
                                           Alfred M. Schiffrin, President

Agreed this 2nd day
of April, 2001

I Platform, Inc.

By: /s/ WILLIAM M. SMITH
    ------------------------------
    William M. Smith, President


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